Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Attendance and Preliminary Revenue through September 30, 2018

ORLANDO, Fla., Oct. 1, 2018— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company that owns and operates twelve theme parks, today reported, in connection with a potential debt refinancing transaction, attendance and preliminary revenue results through September 30, 2018 compared to the prior year period. Investors are cautioned that these results are preliminary in nature, based only upon information available to the Company as of the date of this release and subject to further changes upon completion of the Company’s standard closing procedures, particularly related to deferred revenue and barter revenue entries which are not yet finalized. These preliminary results have not been audited or verified by the Company’s independent auditors.

For the three months ended September 30, 2018, the Company reported the following when compared to the third quarter of 2017:

•	Total attendance increased by approximately 0.7 million guests, or 10%.
•	Total revenue is expected to increase by approximately $41 million, or 9%.

For the year to date period through September 30, 2018, the Company reported the following when compared to the prior year period:

•	Total attendance increased by approximately 1.4 million guests, or 9%.
•	Total revenue is expected to increase by approximately $90 million, or 9%.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 33,000 animals in need over the last 50 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements, which are identified by words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including the risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in subsequent reports, including Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission (“SEC”). The Company’s filings with the SEC are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACTS:

Investor Relations:

Matthew Stroud

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Travis Claytor

Director, Corporate Communications

Travis.Claytor@SeaWorld.com